UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 18, 2006
Lincoln Bancorp
(Exact name of registrant as specified in its charter)
INDIANA	000-25219	35-2055553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1121 East Main Street, Plainfield, Indiana		46168-0510
(Address of principal executive offices)		(Zip Code)
(317) 839-6539
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 18, 2006, the Board of Directors of Lincoln Bancorp (the “Corporation”), upon the recommendation of the Corporation’s Compensation Committee, adopted and approved the Lincoln Bancorp Incentive Plan (the “Plan”). A copy of the Plan is attached as Exhibit 10.1 to this Current Report.

The Plan provides for the payment of annual cash incentive bonuses to employees of Lincoln Bank, the Corporation’s wholly owned subsidiary, if minimum threshold requirements for the Bank’s performance for a given year are met. The payment will be based on percentages (from 20% to 120%) of annual targets achieved for six different factors. These percentages will be multiplied by the weighting factor for each target and the percentage of compensation for an employee based on the employee’s status. If 100% of the targets are achieved, the employee will receive the percentage of compensation set for his employee level. If targets are not reached, the bonus paid will be lower than the percentage of compensation established for the particular employee. If the 120% target levels are reached, the employee will receive a higher percentage than the target percentage set for the employee level. The Plan provides that the six factors and the weighting for each factor in calculating the bonus percentage will be as follows:

Factor	Weighting Percentage
Net Income	30%
Deposit Growth	10%
Non-Interest Expense	15%
Non-Interest Income	10%
Net Interest Income	25%
Loan Growth	10%

Each year the Board of Directors also will determine the percentage of an employee’s base salary that the employee will be eligible to receive as a bonus if the threshold requirements established for that year are met. The percentages established for the 2006 fiscal year are 30% of compensation for the Bank’s executive officers and range from 25% to 5% of compensation for the remaining employees based on the employee’s pay grade.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description
10.1	Lincoln Bancorp Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 21, 2006	LINCOLN BANCORP

	By:	/s/ John M. Baer
John M. Baer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

10.1	Lincoln Bancorp Incentive Plan	Attached